Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LegalZoom.com, Inc. of our report dated February 29, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in LegalZoom.com, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 29, 2024